Exhibit 99.1

SOURCE: F & M Bank Corp.

F & M Bank Corp. Reports Record Earnings for 2nd Quarter 2014

TIMBERVILLE, VA--(Marketwired - Jul 21, 2014) - F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter and its recently declared second quarter dividend.

Selected Financial Highlights:	2014			2013
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	$1,484	$1,183	$2,667	$1,133	$1,216	$2,349
Earnings per share	0.45	0.46	0.91	0.45	0.49	0.94
Net Interest Margin	4.35%	4.16%	4.26%	4.04%	3.98%	4.03%
Allowance for loan losses	1.61%	1.66%	1.61%	1.72%	1.77%	1.72%
Provision for loan losses (000's)	$750	$750	$1,500	$1,125	$900	$2,025
Non-Performing Loans (000's)	$7,382	$11,058	$7,382	$13,888	$11,685	$13,888
Equity to Assets	11.91%	11.67%	11.91%	9.15%	8.42%	9.15%
Efficiency Ratio	57.72%	60.91%	58.67%	55.31%	57.74%	56.51%

Dean Withers, President and CEO, commented, "Second quarter earnings increased 30.9% versus prior year, to $1.484 million. We are very pleased to report that this is a record for any single quarter in our history. The sharp increase is due primarily to continued growth in our net interest margin, which increased to 4.35%.The primary drivers of the improved net interest margin are a continued decrease in the cost of deposits and a reduction in low yielding federal funds deposits as a result of loan growth." Withers continued, "Loans held for investment have increased $24.5 million in the last twelve months as a result of continued strong growth in our Dealer Finance Division and our Fishersville Loan Production Office."

Withers stated, "Also contributing to our improved earnings is the decrease in the provision for loan losses as a result of improvements in non-performing loans. Non-performing loans at $7.4 million decreased $6.5 million (46.8%) compared to the same period in 2013 and $3.7 million (33.2%) compared to the first quarter 2014. We are ahead of pace to meet our 2014 goals for improvement in both our non-performing and criticized asset ratios." Withers continued, "On July 17, 2014, our Board of Directors declared a second quarter dividend of $0.17 per share. Based on our most recent trade price of $17.95 per share, this dividend constitutes a 3.79% yield on an annualized basis. The dividend will be paid on August 8, 2014, to shareholders of record as of July 29, 2014." A summary balance sheet and income statement are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank's nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.farmersandmerchants.bizor by calling (540) 896-8941.

This press release may contain "forward-looking statements" as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp. Financial Highlights

	For Six Months Ended June 30
INCOME STATEMENT	Unaudited 2014	Unaudited 2013
Interest and Dividend Income	$12,965,371	$13,108,149
Interest Expense	1,869,638	2,505,938
Net Interest Income	11,095,733	10,602,211
Non-Interest Income	1,710,245	2,035,064
Provision for Loan Losses	1,500,000	2,025,000
Other Non-Interest Expenses	7,539,354	7,167,974
Income Before Income Taxes	3,766,624	3,444,301
Provision For Income Taxes	1,117,775	1,019,616
Less Minority Interest income (loss)	(18,092)	75,476
Net Income	$2,666,941	$2,349,209
Average Shares Outstanding	2,945,363	2,501,218
Net Income Per Common Share	.91	.94
Dividends Declared	.34	.34

BALANCE SHEET	Unaudited June 30, 2014	Unaudited June 30, 2013
Cash and Due From Banks	$8,413,665	$5,181,365
Interest Bearing Bank Deposits	934,913	585,325
Federal Funds Sold	3,337,000	20,400,000
Loans Held for Sale	13,696,850	16,741,372
Loans Held for Investment	495,306,477	470,851,701
Less Allowance for Loan Losses	(7,995,149)	(8,090,097)
Net Loans Held for Investment	487,311,328	462,761,604
Securities	19,124,724	16,661,648
Other Assets	36,624,218	34,583,784
Total Assets	$569,442,698	$556,915,098

Deposits	$472,249,851	$455,320,200
Short Term Debt	3,294,870	3,012,634
Long Term Debt	7,500,000	26,857,143
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	8,389,514	10,573,792
Total Liabilities	501,625,235	505,954,769
Stockholders' Equity	67,817,463	50,960,329
Total Liabilities and Stockholders' Equity	$569,442,698	$556,915,098
Book Value Per Common Share	$20.62	$20.36

CONTACT:
Neil Hayslett
EVP/Chief Administrative Officer
540-896-8941
NHayslett@FMBankVA.com